Exhibit 99.1

GENCOR RELEASES FISCAL YEAR AND FOURTH QUARTER 2015 RESULTS

December 8, 2015 (PRIME NEWSWIRE) - Gencor Industries, Inc., (NASDAQ:GENC) announced today net revenue for the quarter ended September 30, 2015 increased 69.4% to $8.3 million compared to $4.9 million for the quarter ended September 30, 2014. Gross margin as a percentage of net revenue increased 110.8% to 13.7% for the quarter ended September 30, 2015 from 6.5% for the quarter ended September 30, 2014. The increase in gross margins was due to higher revenue and a reduction in raw material costs.

The loss from operations for the quarter ended September 30, 2015 was $(1.0) million compared to $(1.6) million for the quarter ended September 30, 2014. The Company had non-operating loss of $(3.1) million for the quarter ended September 30, 2015 compared to $(0.5) million of non-operating loss for the quarter ended September 30, 2014. The Company had a tax benefit of $(1.9) million for the quarter ended September 30, 2015 compared to a tax benefit of $(1.6) million for the quarter ended September 30, 2014. Net loss for the quarter ended September 30, 2015 was $(2.2) million ($(0.23) per basic and diluted share) compared to a net loss of $(0.5) million ($(0.06) per basic and diluted share) for the quarter ended September 30, 2014.

Net revenue for the year ended September 30, 2015 was $39.2 million compared to $40.0 million for the year ended September 30, 2014. Gross margin as a percentage of net revenue decreased slightly to 19.1% for the year ended September 30, 2015 from 19.5% for the year ended September 30, 2014. The Company had an operating loss for the year ended September 30, 2015 of $(794,000) compared to an operating loss of $(26,000) for the year ended September 30, 2014.

The Company had non-operating income of $4.4 million for the year ended September 30, 2014 compared to non-operating loss of $(2.8) million for the year ended September 30, 2015. The effective income tax rate for fiscal 2014 was 21.3% versus a benefit of (48.7%) in fiscal 2015. The Company’s net income was $3.5 million ($0.36 per basic and diluted share) for the year ended September 30, 2014, compared to a net loss of $(1.8) million ($(0.19) per basic and diluted share) for the year ended September 30, 2015.

At September 30, 2015 the Company had $95.5 million in cash and marketable securities, an increase of $1.2 million over the September 30, 2014 balance of $94.3 million. Net working capital was $105.0 million at September 30, 2015. The Company has no short or long term debt.

E.J. Elliott, Gencor’s CEO & Chairman, commented, “Shortly after the close of fiscal year 2015, we began to notice significant optimism permeating our industry which bodes well for Gencor in fiscal 2016. Gencor’s U.S. sales activity picked up in September and has continued to be robust. We are encouraged by the renewed optimism of numerous customers who, for the last several years, have deferred significant plant purchases. Gencor’s strong brand name and product quality has continued to differentiate us in the marketplace. Several positive factors are contributing to our customers’ orders, such as Proposition 7 in Texas and numerous state funding programs for infrastructure.

Further, at the Federal level just days ago, a five-year $305 billion highway bill was approved. This breathes new confidence and life into our industry as it allows our customers, the highway contractors of America, the visibility of available funding for five years so as to justify investing multi-million dollars in new asphalt plants.

In Canada, order inquiries have been solid but the sustained increase in the value of the U.S. dollar is causing some Canadian customers to delay purchases. The recently elected Prime Minister in Canada is focused on continuing to improve Canada’s infrastructure which should bode well for our Canadian customers.

Our current backlog of $20.3 million represents approximately 300% increase from a year ago. Unlike recent years, Gencor sees a robust order activity continuing throughout the selling season. With the appreciable increase in backlog and robust increase in quoting activity, Gencor has been aggressive hiring to meet production demands at both of our facilities.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2015: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000